Exhibit 10.1

EMPLOYMENT AGREEMENT

Daniel J. Durkin

This Employment Agreement (“Agreement”) signed October 28, 2002, between PACIFIC NORTHWEST BANCORP (“Pacific”), PACIFIC NORTHWEST BANK and DANIEL J. DURKIN (“Executive”) takes effect on the Effective Date of the Merger of Bank of the Northwest into Pacific Northwest Bank (“Effective Date”).

RECITALS

A.            Pacific and Pacific Northwest Bank have entered into a Plan and Agreement of Merger (“Plan”) with Bank of the Northwest, pursuant to which Bank of the Northwest will merge into Pacific Northwest Bank (“Merger”).

B.            Executive is presently the Chairman and Chief Executive Officer of Bank of the Northwest.  Pacific and Pacific Northwest Bank wish to retain Executive’s services in the capacity set forth herein following the Merger, and Executive wishes to accept employment with Pacific and Pacific Northwest Bank in such capacity following the Merger.

AGREEMENT

The parties agree as follows:

1.)           Employment.  Pacific and Pacific Northwest Bank agree to employ Executive, and Executive agrees to accept employment with Pacific and Pacific Northwest Bank.  During the Term of his employment under this Agreement, Executive will have the title of Vice Chairman of the Board of Pacific Northwest Bancorp and Pacific Northwest Bank (hereafter referred to jointly as “Pacific” unless Pacific Northwest Bank is specifically mentioned) and Chairman of the Oregon Advisory Board of Pacific Northwest Bank.

2.)           Effective Date, Term and Office.

a)     Effective Date.  This Agreement is effective as of the Effective Date.

b)     Term.  The term of this Agreement (“Term”) is three years, beginning on the Effective Date.

c)     Abandonment of the Merger.  If the Plan terminates before the Effective Date, this Agreement will not become effective and will be void.

d)     Office.  During the Term, Executive shall retain the office occupied, and have access to the staff support available to him immediately preceding the Effective Date, and the duties to be provided by Executive as set forth below shall be performed (other than attending Board, committee and other meetings at Pacific’s principal office in Seattle) at the location where Executive was employed immediately prior to the Effective Date, or at any other office of Pacific in the Portland, Oregon metropolitan area, which becomes the principal office of Pacific in Oregon.

3.)           Duties.  Executive will perform the duties assigned to Executive from time to time by the Board of Directors and the Chief Executive Officer of Pacific and Pacific Northwest Bank.  These duties will include, without limitation, the following:

a)     Executive will serve as Vice Chairman and a member of the Board of Directors of Pacific and Pacific Northwest Bank and Chairman of the Oregon Advisory Board of Pacific Northwest Bank.

b)     Executive will advise and consult with the Chief Executive Officer of Pacific and will assist with the development, expansion and preservation of community and customer relationships in the Oregon market and serve on appropriate civic and charitable boards and/or committees.

c)     Executive will maintain relationships with other Oregon bankers, attend association meetings as appropriate, and advise and consult with the Chief Executive Officer of Pacific regarding possible business combination opportunities within the Oregon market.

During the Term, Executive agrees to devote such time as necessary to discharge the duties assigned to him and to use his best efforts to perform such duties faithfully and efficiently.

4.)           Compensation.  Executive will receive a salary from Pacific Northwest Bank of $221,208 per year, to be paid in accordance with Pacific Northwest Bank’s regular payroll schedule (“Compensation”).  Executive will receive no additional compensation for serving as a member of the Board of Directors of Pacific and Pacific Northwest Bank and the Oregon Advisory Board of Pacific Northwest Bank.

5.)           Change of Control.  In the event of a Change of Control (defined below) during the Term, Executive shall have the option, at his sole discretion, to terminate this Agreement and receive on the date of termination a lump sum payment in an amount equal to the Compensation he would have received for the balance of the Term, in which case Pacific will continue Executive’s coverage under all employee welfare and health benefit plans as in effect on the termination date (or provide Executive with equivalent benefits) through the expiration of the Term..

For the purpose of this Agreement, a Change of Control shall be deemed to have occurred as of the first day any one or more of the following conditions is satisfied:

a)     Any individual, corporation, partnership, trust, association, pool, syndicate or any other entity or any group of persons acting in concert becomes the beneficial owner, as that concept is defined in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, of securities of Pacific possessing fifty percent (50%) or more of the voting power for the election of directors of Pacific;

b)     There shall be consummated any consolidation, merger, or other business combination involving Pacific or the securities of Pacific in which holders of voting securities of Pacific immediately prior to such consummation own, as a group, immediately after such consummation, voting securities of Pacific (or, if Pacific does not survive such transaction, voting securities of the corporation surviving such transaction) having less than sixty percent (60%) of the total voting power in an election of directors of Pacific (or such other surviving corporation);

c)     During any period of two (2) consecutive years, individuals who at the beginning of such period constitute the directors of Pacific cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by Pacific’s shareholders, of each new director of Pacific was approved by a vote of at least two-thirds (2/3) of the directors of Pacific then still in office who were directors of Pacific at the beginning of any such period; or

d)     There shall be consummated any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Pacific (on a consolidated basis) to a party which is not controlled by or under common control with Pacific.

6.)           Benefit Plans.  During the Term of his employment, Executive shall be entitled to participate in any and all employee welfare and health benefit plans and other employee benefit plans, including but not limited to qualified pension plans established by Pacific from time to time for the benefit of all employees of Pacific.  Executive shall be required to comply with the conditions attendant to coverage by such plans and shall comply with and be entitled to benefits only in accordance with the terms and conditions of such plans as they may be amended from time to time.  Nothing herein contained shall be construed as requiring Pacific to establish or continue any particular benefit plan in discharge of its obligations under this Agreement.

7.)           Business Expenses.  Pacific will reimburse Executive for ordinary and necessary expenses (e.g. travel, entertainment, club dues and similar expenses) incurred in performing and promoting Pacific’s business.  The level of reimbursement will be comparable to the reimbursement Executive currently receives at Bank of the Northwest.  Executive will present from time to time itemized accounts of these expenses, subject to any rules and regulations of the Internal Revenue Service.

8.)           Termination.

a)     Termination By Pacific for Cause.  If, before the end of the Term, Pacific terminates Executive’s employment for Cause or Executive terminates his employment without Good Reason (defined below), Pacific will pay Executive a lump sum equal to $5,934 times the number of months remaining in the Term.  Partial months shall be prorated.

b)     Other Termination By Pacific.  If, before the end of the Term, Pacific terminates Executive’s employment without Cause or Executive terminates his employment for Good Reason (defined below), Pacific will pay Executive a lump sum payment in an amount equal to the Compensation he would have received for the balance of the Term if his employment had not terminated, and Pacific will continue Executive’s coverage under all employee welfare and health benefit plans as in effect on the termination date (or provide Executive with equivalent benefits) through the expiration of the Term.

c)     Death or Disability.  This Agreement terminates (1) if Executive dies or (2) if Executive is unable to perform his duties and obligations under this Agreement for a period of 90 days as a result of a physical or mental disability arising at any time during the Term of this Agreement, unless with reasonable accommodation Executive could continue to perform his duties under this Agreement and making these accommodations would not pose undue hardship to Pacific.  If termination occurs under this Section 8(c), Executive or his estate will be entitled to receive a lump sum equal to $5,934 times the number of months remaining in the Term.  Partial months shall be pro-rated.

d)     Return of Bank Property.  If and when Executive ceases, for any reason, to be employed by Pacific, Executive must return to Pacific all keys, pass cards, identification cards and any other property of Pacific. At the same time, Executive also must return to Pacific all originals and copies (whether in hard copy, electronic or other form) of any documents, drawings, notes, memoranda, designs, devices, diskettes, tapes, manuals and specifications which constitute proprietary information or material of Pacific.  The obligations in this paragraph include the return of documents and other materials which may be in Executive’s desk at work, in Executive’s car or place of residence, or in any other location under Executive’s control.

9.)           Definition of “Cause”. “Cause” means any one or more of the following, as reasonably determined by Pacific:

a)     Willful misfeasance or gross negligence in the performance of Executive’s duties for Pacific that continues for more than 30 days after written notice to Executive specifying conduct or omission that constitutes the misfeasance or gross negligence.

b)     Conviction of a crime in connection with his duties for Pacific.

c)     Conduct demonstrably and significantly harmful to Pacific, as reasonably determined by the Board of Directors of Pacific on the advice of legal counsel that continues for more than 30 days after written notice to Executive specifying the harmful conduct.

d)     Conviction of a felony.

e)     Breach of the covenants set forth in Sections b) and i) of this Agreement.

Notwithstanding the foregoing, Executive will not be deemed to have been terminated for Cause unless and until there has been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board of Directors of Pacific at a meeting of the Board of Directors called and held for that purpose (after reasonable notice to Executive and an  opportunity for Executive, together with his counsel, to be heard before the Board of Directors), finding that in the good faith opinion of the Board of Directors, Executive was guilty of conduct constituting Cause as defined above and specifying the particulars for such finding in detail.

10.)     Definition of “Good Reason”.  “Good Reason” means only any one or more of the following:

a)     Reduction, without Executive’s consent, of Executive’s Compensation.

b)     Reduction or elimination of any benefit plan benefiting Executive, unless the reduction or elimination is generally applicable to substantially all similarly situated Pacific employees formerly benefited.

c)     The assignment to Executive without his consent of any duties materially inconsistent with those set forth in this Agreement.

d)     The requirement by Pacific that Executive’s employment be based at any office or location other than that set forth in Section 2(d) hereof.

11.)     Confidentiality.  Executive will not, after signing this Agreement, including during and after its Term, use for his own purposes or disclose to any other person or entity any confidential information concerning Pacific or their business operations or customers, unless (1) Pacific consents to the use or disclosure of their respective confidential information, (2) the use or disclosure is consistent with Executive’s duties under this Agreement, or (3) disclosure is required by law or court order.

12.)     Noncompetition.

a)     Participation in a Competing Business.  During the period Executive is employed by Pacific and for twelve (12) months after Executive’s employment with Pacific terminates, Executive will not become involved with a Competing Business or serve, directly or indirectly, a Competing Business in any manner, including, without limitation, as a shareholder, member, partner, director, officer, manager, investor, organizer, “founder,” employee, consultant, or agent; provided, however, that Executive may acquire and passively own an interest not exceeding 2% of the total equity interest in any Competing Business.

b)     No Solicitation. During the period Executive is employed with Pacific and for twelve (12) months after Executive’s employment with Pacific terminates, Executive will not directly or indirectly solicit or attempt to solicit (1) any employees of Pacific, or any of Pacific’s Subsidiaries, to leave their employment or (2) any customers of Pacific, or any of Pacific’s Subsidiaries, to remove their business from Pacific or to participate in any manner in a Competing Business.  Solicitation prohibited under this Section includes solicitation by any means, including, without limitation, meetings, letters or other mailings, electronic communications of any kind, and internet communications.

c)     Employment Outside the Restricted Area.  Nothing in this Agreement prevents Executive from accepting employment after the end of the Term outside the Restricted Area (defined below) from a Competing Business, as long as Executive will not (a) act as an employee or other representative or agent of the Competing Business within the Restricted Area or (b) have any responsibilities for the Competing Business’ operations within the Restricted Area.

d)              Competing Business.  “Competing Business” means any financial institution (“financial institution” means a state or national bank, a state or federal savings and loan association, a mutual savings bank, or a state or federal credit union), trust company or mortgage company (including without limitation, any start-up or other financial institution, trust company or mortgage company) that competes with Pacific in the states of Washington and/or Oregon (the “Restricted Area”).

13.)     Enforcement.

a)     Pacific and Executive stipulate that, in light of all of the facts and circumstances of the relationship between Executive and Pacific, the agreements referred to in Sections h) and i) (including without limitation their scope, duration and geographic extent) are fair and reasonably necessary for the protection of Pacific’s confidential information, goodwill and other protectable interests.  If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, Executive and Pacific request the court to reform these provisions to restrict Executive’s use of confidential information and Executive’s ability to compete with Pacific to the maximum extent, in time, scope of activities and geography, the court finds enforceable.

b)     Executive acknowledges that Pacific will suffer immediate and irreparable harm that will not be compensable by damages alone, if Executive repudiates or breaches any of the provisions of Sections h) and i) or threatens or attempts to do so. For this reason, under these circumstances, Pacific, in addition to and without limitation of any other rights, remedies or damages available to it at law or in equity, will be entitled to obtain temporary, preliminary and permanent injunctions in order to prevent or restrain the breach, and Pacific will not be required to post a bond as a condition for the granting of this relief.

14.)     Adequate Consideration.  Executive specifically acknowledges the receipt of adequate consideration for the covenants contained in Sections h) and i) and that Pacific is entitled to require him to comply with these Sections.  These Sections will survive termination of this Agreement.  Executive represents that if his employment is terminated, whether voluntarily or involuntarily, Executive has experience and capabilities sufficient to enable Executive to obtain employment in areas which do not violate this Agreement and that the Bank’s enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.

15.)     Arbitration.

a)     Arbitration.  At either party’s request, the parties must submit any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach of this Agreement, to arbitration under the American Arbitration Association’s rules then in effect (or under any other form of arbitration mutually acceptable to the parties).  A single arbitrator agreed on by the parties will conduct the arbitration.  If the parties cannot agree on a single arbitrator, each party must select one arbitrator and those two arbitrators will select a third arbitrator.  This third arbitrator will hear the dispute.  The arbitrator’s decision is final (except as otherwise specifically provided by law) and binds the parties, and either party may request any court having jurisdiction to enter a judgment and to enforce the arbitrator’s decision.  The arbitrator will provide the parties with a written decision naming the substantially prevailing party in the action.  This prevailing party is entitled to reimbursement from the other party for its costs and expenses, including reasonable attorneys’ fees.

b)     Governing Law.  All proceedings will be held at a place designated by the arbitrator in King County, Washington.  The arbitrator, in rendering a decision as to any state law claims, will apply Washington law.

c)     Exception to Arbitration.  Notwithstanding the above, if Executive violates Section h) or i), Pacific will have the right to initiate the court proceedings described in Section b), in lieu of an arbitration proceeding under this Section c) Pacific may initiate these proceedings wherever appropriate within Washington State; but Executive will consent to venue and jurisdiction in King County, Washington.

16.)     Miscellaneous Provisions.

a)             Defined Terms.  Capitalized terms used as defined terms, but not defined in this Agreement, will have the meanings assigned to those terms in the Plan.

b)            Regulation O. Executive will not be an “executive officer” for purposes of Federal Reserve Board Regulation O.

c)             Automobile.  Executive shall receive an automobile allowance of $750 per month.

d)            Entire Agreement.  This Agreement constitutes the entire understanding between the parties concerning its subject matter and supersedes all prior agreements

e)             Reviewed with Independent Counsel/Construction of Agreement.  Each party had the opportunity to review this Agreement with legal counsel of their choosing, and this Agreement is the outcome of that review process. This Agreement has been entered into after negotiation and review of its terms and conditions by parties under no compulsion to execute and deliver a disadvantageous agreement.  This Agreement incorporates provisions, comments and suggestions proposed by both parties.  No ambiguity or omission in this Agreement shall be construed or resolved against any party on the ground that this Agreement or any of its provisions was drafted or proposed by that party.

f)             Binding Effect.  This Agreement will bind and inure to the benefit of Pacific’s and Executive’s heirs, legal representatives, successors and assigns.

g)            Litigation Expenses.  If either party successfully seeks to enforce any provision of this Agreement or to collect any amount claimed to be due under it, this party will be entitled to reimbursement from the other party for any and all of its out-of-pocket expenses and costs including, without limitation, reasonable attorneys’ fees and costs incurred in connection with the enforcement or collection.

h)            Waiver.  Any waiver by a party of its rights under this Agreement must be written and signed by the party waiving its rights.  A party’s waiver of the other party’s breach of any provision of this Agreement will not operate as a waiver of any other breach by the breaching party.

i)              Assignment.  The services to be rendered by Executive under this Agreement are unique and personal.  Accordingly, Executive may not assign any of his rights or duties under this Agreement.

j)              Amendment.  This Agreement may be modified only through a written instrument signed by all parties.

k)             Severability.  The provisions of this Agreement are severable.  The invalidity of any provision will not affect the validity of other provisions of this Agreement.

l)              Governing Law.  This Agreement will be governed by and construed in accordance with Washington law, except to the extent that certain matters may be governed by federal law.

PACIFIC NORTHWEST BANCORP

By:	/s/ Patrick M. Fahey
Patrick M. Fahey, President and CEO

PACIFIC NORTHWEST BANK

By:	/s/ Patrick M. Fahey
Patrick M. Fahey, President and CEO

/s/ Daniel J. Durkin
DANIEL J. DURKIN